Exhibit 99.4

PLEDGE AND SECURITY AGREEMENT

This PLEDGE AND SECURITY AGREEMENT (this “Agreement”) is effective as of June 15, 2018 and is by and between Perry Ellis International, Inc., a Florida corporation (the “Company”) and George Feldenkreis, individually (the “Pledgor”).

WHEREAS, the Company, Feldenkreis Holdings LLC, a Delaware limited liability company (“Parent”), and GF Merger Sub, Inc., a Florida corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) have entered into an Agreement and Plan of Merger dated June 15, 2018 (as it may be amended from time to time in accordance with its terms, the “Merger Agreement”) which, provides for the merger of Merger Sub with and into the Company on the terms and subject to the conditions of the Merger Agreement (the “Merger”);

WHEREAS, pursuant to the Merger Agreement, Pledgor is required to execute and deliver this Agreement and to pledge and grant a continuing security interest in the Collateral (as defined herein) as additional security for the Secured Obligations (as defined herein);

WHEREAS, Pledgor owns, beneficially and of record, all of the outstanding equity interests of Parent; and

WHEREAS, all capitalized terms used herein which are not herein defined shall have the meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	DEFINITIONS

For the purposes of this Agreement:

(a) “Collateral” means (i) an aggregate of 647,451 shares of Common Stock owned by Pledgor (“Stock”), (ii) any dividends or distributions, distributions in property, returns of capital or other distributions made on or with respect to any of the foregoing shares of Stock, and (iii) all proceeds of the foregoing.

(b) “Event of Default” means the failure by the Parent to pay and perform as and when due any of the Secured Obligations in accordance with the terms of the Merger Agreement.

(c) “Secured Obligations” means Parent’s obligation to (i) pay the Parent Termination Fee in accordance with Section 7.6(d) of the Merger Agreement, (ii) reimburse and indemnify the Company under the second and last sentences of the last paragraph of Section 5.12(b) of the Merger Agreement, (iii) pay accrued interest and any cost of enforcement pursuant to Section 7.6(e) of the Merger Agreement, and (iv) pay expenses as required under Section 5.11 of the Merger Agreement.

2.	PLEDGE OF COLLATERAL

(a) As security for the payment and performance by Parent of all of the Secured Obligations, the Pledgor hereby pledges, assigns and grants to the Company a first priority security interest in all of his right, title and interest in and to the Collateral (the “Pledge”).

(b) In the event the shares of Stock included in the Collateral are certificated: (i) simultaneously with the execution and delivery of this Agreement, the Pledgor is delivering to the Company certificates representing the shares of Stock described in clause (i) of Section 1(a) and will deliver to the Company all certificates relating to the Collateral described in clause (ii) of Section 1(a) within two (2) business days after the Pledgor’s acquisition thereof, all of which certificates shall be registered in the name of the Pledgor, duly endorsed in blank or accompanied by stock powers duly executed by the Pledgor in blank, together with any documentary tax stamps and any other documents necessary to cause the Company to have a good, valid and perfected first pledge of, lien on and security interest in the Collateral, free and clear of any mortgage, pledge, lien, security interest, hypothecation, assignment, charge, right, encumbrance or restriction (individually, “Encumbrance,” and collectively, “Encumbrances”), but subject to restrictions set forth in state and federal securities laws and restrictions set forth in the Voting Agreement executed in connection with the signing of the Merger Agreement. At any time following an Event of Default, any or all of the shares of Stock held by the Company hereunder may, at the option of the Company exercised in accordance with Sections 3(b), be registered in the name of the Company or in the name of its nominee; and (ii) the Company hereby confirms receipt of the certificates representing the Collateral described in clause (i) of Section 1(a) and agrees to hold such certificates in accordance with the terms of this Agreement.

(c) In the event the shares of Stock included in the Collateral are uncertificated, simultaneously with the execution and delivery of this Agreement, the Pledgor, the Company and the applicable securities intermediary are entering into Securities Account Control Agreements with respect to such shares and the Pledgor agrees to take such further actions and execute, deliver and file such instruments and documents, including without limitation, one or more financing statements, as the Company may request to perfect the Company’s interest in the Collateral pursuant to this Agreement.

3.	RIGHTS OF PLEDGOR WITH RESPECT TO THE COLLATERAL

(a) So long as no Event of Default shall have occurred and be continuing:

(i) The Pledgor shall be entitled to exercise any and all voting and/or consensual rights and powers relating or pertaining to the Collateral, subject to the terms hereof and of the Voting Agreement.

(ii) All dividends or distributions (including, without limitation, cash, stock and liquidating dividends or distributions), distributions in property, returns of capital and other distributions made on or in respect of the Collateral shall be retained by the Company, or, if delivered to Pledgor, shall be held in trust for the benefit of the Company and forthwith delivered to the Company within two (2) business days of the acquisition thereof and shall be considered as part of the Collateral for all purposes of this Agreement.

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(iii) The Company shall execute and deliver (or cause to be executed and delivered) to Pledgor all such proxies, powers of attorney, dividend or distribution orders, and other instruments as Pledgor may reasonably request for the purpose of enabling the Pledgor to exercise his voting and/or consensual rights and powers which Pledgor is entitled to exercise pursuant to Section 3(a)(i) above and the Pledgor shall execute and deliver to the Company such instruments as may be required or may be requested by the Company to enable the Company to receive and retain the dividends or distributions, distributions in property, returns of capital and other distributions it is authorized to receive and retain pursuant to Section 3(a)(ii).

(b) Upon the occurrence and during the continuance of an Event of Default, all rights of the Pledgor to exercise the voting and/or consensual rights and powers which Pledgor is entitled to exercise pursuant to Section 3(a)(i) shall cease and all such rights shall thereupon become vested in the Company, who shall have the sole and exclusive right and authority to exercise such voting and/or consensual rights and powers and/or to receive and retain such dividends or distributions during the continuation of an Event of Default. In such case, the Pledgor shall execute and deliver such documents as the Company may request to enable the Company to exercise such rights and receive such dividends or distributions. In addition, the Company and each member of the Special Committee is hereby (i) granted an irrevocable proxy to exercise any and all voting and/or consensual rights and powers relating or pertaining to the Collateral and (ii) appointed the attorney-in-fact of the Pledgor, with full power of substitution, which appointment as attorney-in-fact is irrevocable and coupled with an interest, to take all such actions after the occurrence and during the continuance of an Event of Default, whether in the name of the Company or the Pledgor, as the Company may consider necessary or desirable for the purpose of exercising such rights and receiving such dividends or distributions. Any and all money and other property paid over to or received by the Company pursuant to the provisions of this Section 3(b) shall be retained by the Company as part of the Collateral and shall be applied in accordance with the provisions hereof.

4.	SUBSTITUTION OF COLLATERAL

Provided that no Event of Default shall then have occurred and be continuing, the Pledgor shall have the right to substitute collateral with an irrevocable standby letter of credit in form and substance and from an issuer and in an amount satisfactory to the Company in lieu of the Collateral as may be specified in writing by Pledgor; provided that such proposed substitute collateral (hereinafter referred to as “Replacement Assurances”) affords the Company protection at least equivalent to the protection afforded by the Collateral. The Pledgor and the Company shall cooperate to effect the substitution of such Replacement Assurances for the Collateral, including (i) the preparation, execution, delivery and filing of such agreements and other documents as may be requested by the Company in order to create and perfect in favor of the Company a perfected first-priority security interest in the proposed substitute collateral and/or to establish the Company’s recourse to the proposed credit support, and (ii) execution and delivery of such documents as may be necessary to release the Company’s security interest in the Collateral.

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5.	REMEDIES OF DEFAULT

(a) If at any time an Event of Default shall have occurred and be continuing, then, in addition to having the right to exercise any right or remedy of the Company hereunder or under the Merger Agreement or any other document relating to the Secured Obligations, the Company shall, to the extent permitted by law, without being required to give any notice to Pledgor except, as provided below:

(i) Apply any cash held by it hereunder;

(ii) Have the right generally to exercise any and all rights afforded to a secured party under the applicable Uniform Commercial Code or other applicable law or in equity; and

(iii) Sell or otherwise dispose of or realize upon the Collateral, or any part thereof, in one or more parcels, at public or private sale, at any exchange or broker’s board or elsewhere, at such price or prices and on such other terms as the Company may deem commercially reasonable, for cash, credit or for future delivery or otherwise in accordance with applicable law. To the extent permitted by applicable law, the Pledgor may, in such event, bid for the purchase of such Collateral. The Pledgor agrees that, to the extent notice of sale shall be required by applicable law and has not been waived by such Pledgor, any requirement of reasonable notice shall be met if notice, specifying the place of any public sale or the time after which any private sale is to be made, is personally served on or mailed, postage prepaid, to such Pledgor, in accordance with the notice provisions of Section 12 of this Agreement at least ten (10) days before the time of such sale. The Company shall not be obligated to make any sale of Collateral to the Pledgor regardless of notice of sale having been given. The Company may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b) The Pledgor recognizes that the Company may be unable to effect a public sale of any Collateral by reason of certain prohibitions contained in applicable federal, state or foreign securities laws or otherwise or may determine that a public sale is impracticable, not desirable or not commercially reasonable and, accordingly, may resort to one or more private sales thereof to a restricted group of purchasers that shall be obliged to agree, among other things, to acquire such Collateral for their own account for investment and not with a view to the distribution or resale thereof. The Pledgor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Company shall be under no obligation to delay a sale of any Collateral for the period of time necessary to permit the issuer thereof to register such securities for public sale under the applicable federal, state or foreign securities laws even if such issuer would agree to do so.

(c) Each of the rights, powers, and remedies provided herein or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for herein or therein or now or hereafter existing at law or in equity or by statute or otherwise. The exercise of any such right, power or remedy shall not preclude the simultaneous or later exercise of any or all other such rights, powers or remedies, including under the Merger Agreement and Limited Guarantee, except there shall be no duplication of recovery. No notice to or demand on Pledgor in any case shall entitle Pledgor to any other notice or demand in similar or other circumstances.

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(d) Notwithstanding anything to the contrary contained herein, the Company hereby agrees that, in connection with any Event of Default that occurs prior to the termination of the Merger Agreement (and is not in respect of any claim to pay the Secured Obligation referred to in clause (i) of the definition thereof), the Company will use commercially reasonable efforts to exercise its remedies hereunder in respect of such Event of Default against the minimum amount of Collateral reasonably needed (as determined by the Company) to satisfy the Secured Obligation(s) that are the subject of such Event of Default.

6.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF PLEDGOR

(a) The Pledgor represents, warrants and covenants that:

(i) The Pledgor has all requisite capacity, power and authority, and is under no legal restriction, limitation or disability, to own and pledge the Collateral.

(ii) The Pledgor has full capacity, power and authority to execute and deliver this Agreement and to perform his obligations hereunder. No other proceedings on the part of the Pledgor are necessary to authorize the consummation of the transactions contemplated hereby on behalf of the Pledgor. This Agreement has been duly and validly executed and delivered by the Pledgor and constitutes the valid and legally binding obligation of the Pledgor, enforceable against the Pledgor in accordance with its terms and conditions. No consents, approvals, orders or authorizations of, or registration, declaration or filing with (other than as expressly contemplated hereunder), any government or governmental agency is required by or with respect to the Pledgor in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(iii) The Pledgor is or, with respect to the Collateral described in clause (ii) of Section 1(a), not later than the time of the Pledgor’s acquisition thereof will be, the direct record and/or beneficial owner of the Stock. The Pledgor has and will have good, valid and marketable title thereto, free and clear of all Encumbrances other than the security interest created by this Agreement and subject to the Voting Agreement and the Rollover Letter.

(iv) The Collateral is and will be duly and validly pledged to the Company in accordance with law, and the Company has a good, valid, and perfected first lien on and security interest in the Collateral and the proceeds thereof.

(v) Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, by Pledgor, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Pledgor is subject, or (B) result in a breach of, constitute a default under, result in the acceleration of, create in any person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Pledgor is a party or by which he is bound.

(vi) There is no action, claim, suit, proceeding or investigation pending, or to the knowledge of Pledgor, threatened against or affecting the Pledgor, this Agreement, or the transactions contemplated hereby, before or by any court, arbitrator or governmental authority which would reasonably be expected to adversely affect the Pledgor’s ability to perform its obligations under this Agreement or would reasonably be expected to adversely affect the value of the Collateral.

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(vii) His full legal name used herein is the same as set forth on his driver license and his address used herein is his primary residency.

(b) Until all Secured Obligations have been paid and performed in full or until this Agreement is terminated pursuant to Section 8 hereof, Pledgor hereby covenants that, unless the Company otherwise consents in advance in writing:

(i) The Pledgor authorizes the Company to file one or more financing statements perfecting the Company’s security interest in the Collateral and shall (A) at the request of the Company, execute, deliver and file any and all financing statements, continuation statements, stock powers, instruments, and other documents necessary or desirable, in the Company’s reasonable judgment, to create, perfect, preserve, validate or otherwise protect the pledge of the Collateral to the Company and the Company’s lien on and security interest in the Collateral and the first priority thereof, (B) maintain or cause to be maintained at all times the pledge of the Collateral to the Company and the Company’s lien on and security interest in the Collateral and the first priority thereof, and (C) defend the Collateral and the Company’s lien on and security interest therein and the first priority thereof against all claims and demands of all persons at any time claiming the same or any interest therein adverse to the Company, and pay pro rata all costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) in connection with such defense.

(ii) The Pledgor shall not sell, transfer, pledge, assign or otherwise dispose of any of the Collateral or any interest therein, and shall not create, incur, assume or suffer to exist any Encumbrance with respect to the Collateral or any interest therein (except pursuant hereto or pursuant to the Voting Agreement and the Rollover Letter).

7.	RESPONSIBILITIES OF COMPANY IN POSSESSION OF THE COLLATERAL

(a) The Company shall have the duty to use reasonable care in the custody and preservation of the Collateral.

(b) The Company shall be protected in acting upon any written notice, request, waiver, consent, certificate, receipt, authorization, power of attorney or other paper or document which the Company in good faith believe to be genuine.

8.	RETURN OF COLLATERAL

Upon the later of (i) immediately prior to the Effective Time (but subject to the occurrence of the Effective Time) or (ii) the termination of the Limited Guarantee, this Agreement shall terminate and the Collateral then held by the Company shall promptly be returned to Pledgor at the address of Pledgor set forth herein or at such other address as Pledgor may direct in writing, and Company shall execute and deliver such documents as may be reasonably necessary to release the Company’s security interest in the Collateral. The Company shall not be deemed to have made any representation or warranty with respect to any Collateral so returned, except that such Collateral is free and clear, on the date of such return, of any and all Encumbrances arising from the Company’s own acts.

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9.	ADDITIONAL ACTIONS AND DOCUMENTS

The Pledgor hereby agrees to take or cause to be taken such further actions (including, without limitation, the delivery of certificates for all of the Company’s shares hereafter acquired by such Pledgor), to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to obtain such consents as may be necessary or desirable, in the reasonable judgment of the Company, in order to fully effectuate the purposes, terms and conditions of this Agreement, whether before, at or after the occurrence of an Event of Default.

10.	SURVIVAL

It is the express intention and agreement of the parties hereto that all covenants, agreements, statements, representations, warranties and indemnities made by Pledgor herein shall survive the execution and delivery of this Agreement.

11.	ENTIRE AGREEMENT

This Agreement, the Merger Agreement and the Limited Guarantee constitute the entire agreement between the parties hereto and supersede all prior understandings, agreements, or representations by or between the parties hereto, written or oral, with respect to the subject matter hereof.

12.	NOTICES

All notices, demands, requests, claims and other communications hereunder will be in writing. Any notice, demand, request, claim or other communication hereunder shall be deemed duly given if (and then effective three business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Pledgor:

4810 NW 74 Ave

Miami, FL 33166

Attention:	George Feldenkreis
Facsimile:	305-864-1813

With copy to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, NY 10019

Attention:	Steve Wolosky, Esq. Elizabeth R. Gonzalez-Sussman, Esq. Michael R. Neidell, Esq.
Facsimile:	(212) 451-2222

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If to the Company:

Perry Ellis International, Inc.

3000 N.W. 107th Avenue

Miami, Florida 33172

Attention:	Tricia Thompkins, General Counsel J. David Scheiner, Chairman of the Special Committee
Facsimile:	(786) 221-8735

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention:	Kelley D. Parker, Esq. Robert B. Schumer, Esq.
Facsimile:	(212) 757-3900

and

Akerman LLP

98 Southeast Seventh Street, Suite 1100

Miami, FL 33131

Attention:	Stephen Roddenberry, Esq. Carl D. Roston, Esq.
Facsimile:	(305) 374-5095

Any party hereto may send any notice, demand, request, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, demand, request, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party hereto may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner herein set forth.

13.	AMENDMENT AND WAIVERS

 This Agreement may not be amended except by an instrument in writing signed by the parties hereto. No waiver by any party hereto of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or failure on the part of the Company in exercising any right, power or privilege under this Agreement or under any other instruments given in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by such party, as the case may be, and then only to the extent expressly specified therein.

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14.	SUCCESSION AND ASSIGNMENT

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by either party without the prior written consent of the other party.

15.	SEVERABILITY

Any term or provision of this Agreement or any other agreement, document or writing given pursuant to or in connection with this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

16.	GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL

(a) This Agreement and any claim or controversy hereunder shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the conflict or choice of laws provisions thereof that would give rise to the application of the domestic substantive law of any other jurisdiction. Each of the parties hereto (a) irrevocably agrees that all actions or proceedings (whether in contract or tort, at law or in equity or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be exclusively resolved in the Court of Chancery of the State of Delaware and, if the Court of Chancery of the State of Delaware denies jurisdiction, then the state courts or the Federal courts located in New York County, in the State of New York, (b) irrevocably agrees service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in Section 12 shall be effective service of process against it for any such action, suit or proceeding brought in any such court, and (c) waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action, suit or proceeding in any such court. Each of the parties hereto hereby agrees that a final judgment in any action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16.

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17.	PRONOUNS

All pronouns and any variations thereof in this Agreement shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or entity may require.

18.	HEADINGS

The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

19.	COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, each of the parties hereto has duly executed and delivered this Pledge and Security Agreement, or has caused this Pledge and Security Agreement to be duly executed and delivered on its behalf, as of the day and year first above written.

PLEDGOR:

/s/ George Feldenkreis
George Feldenkreis

STATE OF NEW YORK	)
)
COUNTY OF NEW YORK	)

On this 7th day of June, 2018, before me personally appeared George Feldenkreis to me known and known to me to be the individual who executed the foregoing signature page to the Pledge and Security Agreement in the capacity therein indicated, who acknowledged that he or she, being authorized to do so, executed the foregoing instrument for the purposes therein contained and in the capacity therein indicated as his or her own free act and deed.

/s/ Louis Marasco
Notary Public

My/ Commission Expires:

5/13/2021

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COMPANY:

PERRY ELLIS INTERNATIONAL, INC.

	By:	/s/ Oscar Feldenkreis
		Name:	Oscar Feldenkreis
		Title:	Chief Executive Officer

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